UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 18, 2007

EQUINIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31293	77-0487526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

301 Velocity Way, 5th Floor

Foster City, California 94404

(650) 513-7000

(Addresses of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On July 18, 2007, Equinix, Inc. (“Equinix”) announced that Equinix UK Limited (“Equinix UK”), a wholly-owned subsidiary of Equinix, has increased the terms of its acquisition of the entire issued and to be issued share capital of IXEurope Plc (“IXEurope”) from 125 pence per share in cash to 140 pence per share in cash, valuing the share capital of IXEurope on a fully diluted basis at approximately £270.1 million. In connection with the increased offer, Equinix has received new irrevocable undertakings from certain IXEurope shareholders who hold approximately 63.6 percent of the existing issued ordinary share capital of IXEurope to vote in favor of the resolutions to approve the acquisition of IXEurope, subject to certain conditions. These new irrevocable undertakings supersede and replace the previous irrevocable undertakings received from these IXEurope shareholders in connection with the original offer by Equinix.

Item 7.01.	Regulation FD Disclosure

Revised Offer to Acquire IXEurope Plc

A copy of Equinix’s press release announcing the revised terms of the acquisition is attached hereto as Exhibit 99.1.

On July 19, 2007 in the United Kingdom, Equinix UK issued an announcement regarding the revised terms of the acquisition which also contains conditions to the implementation of the acquisition and certain further terms of the acquisition. A copy of Equinix UK’s announcement is attached hereto as Exhibit 99.2.

The attached exhibits are provided under this Item 7.01 of Form 8-K and are furnished to, but not filed with, the Securities and Exchange Commission.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

99.1	Press Release of Equinix, Inc., dated July 18, 2007.

99.2	Announcement of Equinix UK Limited dated July 19, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

DATE: July 19, 2007	By:	/s/ Keith D. Taylor
Keith D. Taylor
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of Equinix, Inc., dated July 18, 2007.

99.2	Announcement of Equinix UK Limited dated July 19, 2007.